Exhibit 3.7

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Xanthic Biopharma Inc. d.b.a. Green Growth Brands (“Xanthic”)

77 King Street West, Suite 2905

Toronto, Ontario

M5K 1A2

Item 2	Date of Material Change

December 12, 2018

Item 3	News Release

A news release with respect to the material change referred to in this report was issued through CISION on December 13, 2018, a copy of which was filed on SEDAR.

Item 4	Summary of Material Change

Xanthic entered into definitive agreements on December 12, 2018 to acquire a Pahrump, Nevada cultivation facility operated by Wellness Orchards of Nevada LLC (“WON”) and Panorama WON LLC (“Panorama”) for a total purchase price of USD$13,372,162 (CAD$16,749,970). WON currently operates a 12,000 square feet cannabis cultivation facility in Pahrump, while Panorama owns the real property and assets upon which the cultivation facility operates.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

See press release attached hereto as Appendix “A”

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from David Bhumgara, Chief Financial Officer, who is knowledgeable about the details of the material change and may be contacted at 416-574-4603.

Item 9	Date of Report

December 18, 2018.

Appendix “A”

See attached.

Press release

Green Growth Brands Acquires Second Nevada Grow Facility

Grow Facility to be Expanded to Support Retail and Wholesale Operations

COLUMBUS, OH, Dec.13, 2018 /CNW/ - Xanthic Biopharma, Inc. d/b/a Green Growth Brands (CSE: GGB) (GGB or the Company) today announced it entered into definitive agreements on December 12, 2018 to acquire a Pahrump, Nevada cultivation facility operated by Wellness Orchards of Nevada LLC (WON) and Panorama WON LLC (Panorama) for a total purchase price of USD$13,372,162 (CAD$16,749,970). Through this acquisition, GGB expects to expand its current Nevada footprint to two cultivation facilities in 2019. This expansion, along with the eight retail cannabis dispensaries GGB plans to operate, positions the Company to be one of the largest vertically integrated operators in the state.

WON currently operates a 12,000 square feet cannabis cultivation facility in Pahrump, while Panorama owns the real property and assets upon which the cultivation facility operates. The transaction is expected to close in early 2019 and remains subject to regulatory approvals and other customary closing conditions. Following closing, GGB intends to phase an expansion of the current WON cultivation space to nearly 150,000 square feet, with the total cost estimated at USD$13,000,000 (CAD$17,421,763). The first phase is expected to be completed by Q3 of 2019. This expansion will provide GGB, which last week announced that it had received seven retail dispensary licenses from the Nevada Department of Taxation, with the support necessary for its growing retail and wholesale operations.

“The acquisition of this facility allows us to provide high quality products at the increased volumes now necessary to support our newly expanded retail footprint, while also allowing us to continue a strong trajectory of growth for our wholesale business.” said Peter Horvath, Chief Executive Officer.

GGB currently operates The+Source, the premier Cannabis store in Las Vegas, NV, as well as a cultivation and production facility in Las Vegas. The Company recently announced an acquisition regarding expanding its operations into Massachusetts.

About Green Growth Brands

Green Growth Brands expects to dominate the cannabis and CBD market with a portfolio of emotion-driven brands that people love. Led by Peter Horvath, the GGB team is full of retail and consumer packaged goods experts with decades of experience building successful brands. Join the movement at GreenGrowthBrands.com.

Cautionary Statements:

Certain information in this news release constitutes forward-looking statements under applicable securities law. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may”, “should”, “anticipate”, “expect”, “intend”, “forecast” and similar expressions. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, risks associated with general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments involving medical and recreational marijuana; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the marijuana industry in the United States, income tax and regulatory matters; the ability of the Company to implement its business strategies; competition; currency and interest rate fluctuations and other risks, including those factors described under the heading “Risks Factors” in the Company’s Annual Information Form dated November 26, 2018 which is available on the Company’s issuer profile on SEDAR.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. The forward-looking statements contained in this release is made as of the date hereof and the Company is not obligated to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

This announcement does not constitute an offer, invitation or recommendation to subscribe for or purchase any securities and neither this announcement nor anything contained in it shall form the basis of any contract or commitment. In particular, this announcement does not constitute an offer to sell, or a solicitation of an offer to buy, securities in the United States, or in any other jurisdiction in which such an offer would be illegal.

The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold, directly or indirectly, within the United States, unless the securities have been registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

SOURCE Green Growth Brands

For further information: For inquiries, please contact: Julia Fulton, Investor & Public Relations, (614) 505-9880, jfulton@greengrowthbrands.com or Peter Horvath, CEO, (614) 508-4222; For media enquiries or interviews, please contact: Wynn Theriault, Thirty Dash Communications, 416-710-3370, wynn@thirtydash.ca; For investor relations inquiries, please contact: Eric Wright, 416-640-2963, ewright@greengrowthbrands.com